TRUE RELIGION APPAREL INC.

For:   True Religion Apparel Inc.

Contact: Investor Relations
Bill Zima
(203) 682-8200

True Religion Apparel Inc.
Charles Lesser, Chief Financial Officer
(323) 266-3072

TRUE RELIGION APPAREL PRE-ANNOUNCES STRONG
FOURTH QUARTER FISCAL 2004 RESULTS

-- Expects to Report 4Q04 Sales of $13.7 Million --
-- Expects to Report 4Q04 Diluted EPS in Range of $0.10 to $0.12 -
-- Issues Preliminary FY05 Guidance for Sales and Earnings --

Los Angeles, California - January 12, 2005 - True Religion Apparel Inc. (OTCBB: TRLG) today announced that it expects to report strong fiscal fourth quarter and year end 2004 financial results.

The Company anticipates that fourth quarter sales will be approximately $13.7 million compared to $1.3 million in the fourth quarter of last year and $7.4 million in the third quarter of 2004. The Company also believes that, following completion of its year-end audit, it is likely to report diluted earnings per share in the range of $0.10 to $0.12 for the fiscal fourth quarter 2004 versus the prior year's breakeven level and the third quarter result of $0.05.

Fourth quarter sales to United States retailers totaled $7.5 million, or 55% of total sales. Sales to Jameric, the Company's Japanese distributor, increased substantially during the fourth quarter and totaled $4.6 million, or 33% of total sales. The balance of sales went to distributors in Europe and Canada. Lastly, the Company noted that it is working with a backlog, for shipment in the first quarter of 2005, in excess of $13 million.

Jeff Lubbell, President and Chief Executive Officer, commented, "While we continue to be very pleased with our performance, we are growing even more excited about our prospects for the year ahead. The recognition and acceptance of our brand continues to vault ahead of our expectations and we are looking forward to another outstanding year. We have quickly gained a position as one of the world's leading vendors of premium denim and are dedicated to leveraging this success into strong sales and earnings growth in the year ahead. Spring is booking very well and the early feedback on our fall product line is highly encouraging. We look forward to driving value for not only our shareholders, but to all the stakeholders in our company, including our retail partners, our suppliers, and our customers."

The Company stated that, based on current trends in the business, that a prudent target for fiscal 2005 sales is a range of $50-$55 million. At this level, the Company believes it can drive earnings to between $0.42 and $0.46 per diluted share, an increase of approximately 130% versus the expected fiscal 2004 total of $0.18-$0.20.

About True Religion Apparel Inc.

True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells "True Religion Brand Jeans" in the United States, Canada, the United Kingdom, Europe, Australia and Japan. True Religion Brand Jeans can be found at Neiman Marcus, Saks Fifth Avenue, Ron Herman, Henri Bendel, Bloomingdales, Nordstrom, Barneys and approximately 300 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Isetan and Barneys Japan and in England, including Selfridges, Harrod's and Harvey Nichols.

Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws.Forward looking statements in this press release are anticipated revenue, expense and profit numbers and anticipated sales. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Anticipated revenue, expense and profit numbers are subject to change by audit inspection and generally accepted accounting principles, and may be substantially different than what is currently anticipated by the Company. The Company assumes no obligation to update the information in this release.